x

Exhibit 99.2 EQT Announces Plan to Separate Midstream Business February 21, 2018

Cautionary Statement Regarding Forward-Looking Information Disclosures in this communication contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this communication specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including whether the separation of the midstream business and the other transactions involving the midstream business are completed, as expected or at all, and the timing of any such separation and/or transactions; whether the conditions to the separation and the other transactions involving the midstream business can be satisfied; whether the operational, financial and strategic benefits of the separation and the other transactions involving the midstream business can be achieved; whether the costs and expenses of the separation and the other transactions involving the midstream business can be controlled within expectations; guidance regarding the Company's strategy to develop its Marcellus, Ohio Utica, Upper Devonian and other reserves; drilling plans and programs (including the number, type, average lateral length and location of wells to be drilled or turned-in-line, the number and type of drilling rigs, the number of frac crews and the number of multi-pad wells); projected production sales volume and growth rates (including liquids sales volume and growth rates); projected unit costs, general and administrative expenses, expense reductions, average differential and net marketing services revenue; projected adjusted operating cash flow attributable to EQT and projected adjusted operating cash flow attributable to EQT Production; projected capital expenditures, capital budget, and sources of funds for capital expenditures; return on capital; and projected cash flows, including the ability to fund the 2018 drilling program through cash from operations, and projected cash flows resulting from the Company’s partnership interests in EQT GP Holdings, LP (EQGP) and Rice Midstream Partners LP (RMP). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company's control. The risks and uncertainties that may affect the operations, performance and results of the Company's business and forward-looking statements include, but are not limited to, those set forth under Item 1A, "Risk Factors" of the Company's Form 10-K for the year ended December 31, 2017, as updated by any subsequent Form 10-Qs. Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise. Information in this news release regarding EQGP and its subsidiaries, including EQT Midstream Partners, LP (EQM), and RMP and its subsidiaries, is derived from publicly available information published by the partnerships. 2

Important Information for Investors Important Additional Information This communication relates to, among other things, a potential proposal that may be made regarding a business combination transaction involving EQM and RMP. In connection with the potential transaction with RMP and subject to future events, EQM may file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (SEC) which will include a document that serves as a prospectus of EQM and a proxy statement of RMP (the proxy statement/prospectus), and each party will file other documents regarding the proposed transaction with the SEC. Investors and security holders are urged to carefully read the entire registration statement and proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available, because they will contain important information. Subject to future events, a definitive proxy statement/prospectus will be sent to RMP’s unitholders, in which case investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from EQM or RMP as described in the paragraphs below. The documents filed by EQM with the SEC may be obtained free of charge at EQM’s website at www.eqtmidstreampartners.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from EQM by requesting them by mail at EQT Midstream Partners, LP, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222, Attention Investor Relations, or by telephone at (412) 553-5700. The documents filed by RMP with the SEC may be obtained free of charge at RMP’s website at www.ricemidstream.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from RMP by requesting them by mail at Rice Midstream Partners LP, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222, Attention Investor Relations, or by telephone at (412) 553-5700. Participants in the Solicitation EQM, RMP and certain of their directors, executive officers and employees may be deemed participants in the solicitation of proxies from RMP unitholders in connection with the potential transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of RMP in connection with the potential transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus if and when it is filed with the SEC. Information about the directors and executive officers of EQM is set forth in EQM’s 2017 Annual Report on Form 10-K, as previously filed with the SEC on February 15, 2018. Information about the directors and executive officers of RMP and their ownership of RMP common units is set forth in RMP’s 2017 Annual Report on Form 10-K, as previously filed with the SEC on February 15, 2018. Free copies of these documents may be obtained as described in the paragraphs above. 3

Creating Two Premier, Independent Energy Companies

EQT Production (Upstream)

- Leading natural gas producer in the United States
- 2018E sales volumes of 1,520 – 1,560 Bcfe
- Over 100 years of experience in the Appalachian Basin
- Industry-leading cost structure
- 680,000 core net Marcellus acres and 65,000 core net OH Utica acres
- 17% production growth in 2018
- $2.3-$2.8 B of free cash flow with 10-15% production volume CAGR over 2019-2023

NewCo (Midstream)

- Third-largest natural gas gatherer in the United States
- Premier asset footprint in the Appalachian Basin
- Stable and predictable cash flow profile
- 60% of revenue generated from long-term firm reservation charges
- $4.8 B of 5-year projected organic growth Capex
- Mountain Valley Pipeline to extend reach into southeast markets
- 16-year weighted average contract life*

Benefits

Dedicated Management Teams	▪ Distinct strategic goals ▪ Incentives to match business profiles
Investor Alignment	▪ Matching investors with their preferred cash flow characteristics
Optimal Capital Structures	▪ Both entities in strong balance sheet position ▪ Targeting investment grade credit metrics
Easier to Understand Financial Reporting at EQT	▪ Eliminates complicated consolidated accounting ▪ Better insight to standalone businesses
More Attractive Equity Currency	▪ Improves access to capital markets
Customer Expansion	▪ Enhanced potential for customer base expansion and organic growth

**Includes gathering, transmission, storage, and EQM's pro rata portion of MVP*

4

Corporate Structure LP Units Public Public LP Units GP acquired by EQGP IDRs & Public Public RMP to be EQM uired by EQM RMP EQM 5 RMP IDRs IDRs to be EQT EQT Production NewCo Corp. LP EQGP Units EQT EQT Production IDRs & LP Units acq Retained Midstream RetainedEQ Midstream to be acquired by EQM Public After Separation and Midstream Streamlining Current Structure and Midstream Streamlining Transactions

EQT Production Profile Largest natural gas producer in the U.S. (ft.) 6 5 year outlook: cumulative free cash flows of $2.3-$2.8 billion; production volume CAGR of 10-15% Net Marcellus Acres 1,000,000 Core Net Marcellus Acres 680,000 Core Marcellus Undeveloped Locations 2,500 Target Leverage ~1.5x Net Debt / EBITDA 2018 production plans unaffected by the separation 2018 Capital Expenditures $2.4 Billion 2018E Development Costs ($/Mcfe) $0.41-$0.43 2018E Production 1,520 – 1,560 Bcfe 2018 Forecast Spuds Avg. Length PA Marcellus 106 13,600 WV Marcellus 28 8,600 Total Marcellus 134 12,600 Ohio Utica 45 11,000 Upper Devonian 16 15,800

Midstream NewCo Profile

Dominant footprint on top of lowest cost natural gas basin in the U.S.

- Strong asset characteristics:
  - EQM – 90% revenue from firm reservation
  - RMP – 246,000 acres dedicated in core Marcellus
  - Retained Midstream – 166,000 acres dedicated in core OH Utica
- Predictable and growing cash flows & distributions
  - 85% of revenues from investment grade customers
  - 16-year weighted average contract life*
- Significant long-term growth profile
- Existing contracts between EQM and EQT to remain in place



Gathering Line
Transmission Line
Water Line
Retained Midstream Assets
OVC
MVP

- C-Corp structure provides improved capital market access and M&A flexibility
- Scale and financial strength to execute growth strategy
  - 3rd largest gathered volumes & 11th largest EBITDA
  - Enhanced ability to pursue additional third party volumes and M&A
  - Investment grade credit metrics
    - Target leverage: ~3.5x Net Debt / EBITDA
- Customer Mix:

EQT, Peoples Natural Gas, Range Resources, conEdison, NextEra Energy Resources, Antero, CNX, Gulfport, WGL

Significant growth outlook highlighted by 5-year projected growth CapEx of $4.8 billion

*Includes gathering, transmission, storage, and EQM's pro rata portion of MVP

7

Separation and Midstream Streamlining Timelines

The midstream spin-off is expected to occur by the end of the third quarter. Midstream streamlining underway.

Separation Timeline		
Key Milestones	Start Date	Anticipated Completion Date
Establish Management, BOD, and Separation Plan	Underway	By End of Q3 2018
Midstream Streamlining	Underway	By End of Q3 2018
Tax Opinion and/or Private Letter Ruling from IRS	Q1 2018	Q3 2018
SEC Form 10 Review Process	Q2 2018	Q3 2018
Completed Separation		**By End of Q3 2018**

Midstream Streamlining Timeline	
Key Milestones	Anticipated Completion Date
EQT Proposes Midstream Streamlining Transactions to Conflicts Committees	Q1 2018
Sign & Announce Definitive Agreements for Midstream Streamlining Transactions	Q2 2018
File Form S-4 Registration Statement/Proxy for EQM/RMP Merger	Q2 2018
SEC Review of S-4	Q3 2018
RMP Shareholder Vote	Q3 2018
Complete Midstream Streamlining Transactions	**By End of Q3 2018**

8

Non-GAAP Financial Measure Earnings Before Interest, Taxes, Depreciation and Amortization As used in this presentation, earnings before interest, taxes, depreciation and amortization (EBITDA) means the earnings before interest, taxes and depreciation of the NewCo pro forma for the announced separation and the other contemplated midstream transactions (in reference to the NewCo target leverage ratio). EBITDA is a non-GAAP supplemental financial measure that management and external users of EQT’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess NewCo’s leverage on a consolidated basis pro forma for the transactions. EQT believes that NewCo’s pro forma debt to EBITDA ratio provides useful information to investors in assessing the viability of the separation and the proposed transactions. EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income. Additionally, because EBITDA may be defined differently by other companies in EQT's industry, the definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. 9

Non-GAAP Financial Measure Free Cash Flow As used in this presentation, free cash flow is defined as EQT’s net cash provided by operating activities plus changes in other assets and liabilities less capital expenditures pro forma for the announced separation and other midstream transactions. Free cash flow is a non-GAAP supplemental financial measure that management and external users of EQT’s consolidated financial statements, such as industry analysts, lenders and rating agencies, use to assess EQT’s liquidity on a consolidated pro forma basis for the announced separation and transactions. EQT believes that consolidated pro forma free cash flow provides useful information to investors in assessing the impact of the separation and other transactions on EQT’s ability to generate cash flow in excess of capital requirements and return cash to shareholders. Free cash flow should not be considered an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP. 10

+ + + + ... + + + "" • + + + + + ... "" + + + + + + + +-+ + + ... + t + + + Where energy meets innovation. + + + + + + + +